Exhibit (d)(1)

ORGANOVO HOLDINGS, INC.

6275 Nancy Ridge Drive

San Diego, CA 92121

WARRANT AGENT AGREEMENT

This Warrant Agent Agreement, dated November 16, 2012 (the “Agreement”), is entered into by and among Aegis Capital Corp. (the “Warrant Agent”) and Organovo Holdings, Inc. (“Organovo”).

WITNESSETH:

WHEREAS, Organovo has offered to amend, upon the terms set forth therein (the “Offer to Amend”), the outstanding common stock purchase warrants to purchase shares of Organovo’s common stock, par value $0.001 per share (the “Common Stock”) issued to: (i) investors participating in Organovo’s bridge financing completed in November 2011 (the “Bridge Warrants”), (ii) the investors participating in Organovo’s private placement financings closed on February 8, 2012, February 29, 2012 and March 16, 2012 (the “Investor Warrants”), and (iii) investors in a convertible promissory note financing of Organovo, Inc. closed during 2011 (the “Private Warrants”, and collectively with the Investor Warrants and the Bridge Warrants, the “Original Warrants”).

WHEREAS, pursuant to the Offer to Amend, the Original Warrants will be amended (the “Amended Warrants”) to: (i) reduce the exercise price of the Original Warrants from $1.00 per share to $0.80 per share of Common Stock in cash, (ii) provide that the Amended Warrants must be exercised by no later than the expiration date of the Offer to Amend, (iii) delete the price-based anti-dilution provisions contained in the Original Warrants; and (iv) restrict the sale of shares of common stock acquired upon exercise of the Bridge and Investor Warrants for a twenty day period after the expiration date of the Offer to Amend.

WHEREAS, the terms of the Original Warrants held by holders who do not elect to participate in the Offer to Amend will retain in all respects their original terms and provisions.

WHEREAS, Organovo has or will file a Tender Offer on Form SC TO-I with the Securities and Exchange Commission (the “SEC”), including all required exhibits thereto (collectively, the “Offering Materials”).

WHEREAS, the Company has filed a Registration Statement on Form S-1 (the “Registration Statement”) with the SEC which, among other things, registers the Common Stock issuable upon exercise of the Original Warrants for resale under the Securities Act of 1933, as amended (the “Securities Act”).

WHEREAS, Organovo desires to engage the Warrant Agent pursuant to the terms of this Agreement, and the Warrant Agent is willing to be so engaged, to solicit the holders of the Original Warrants to participate in the Offer to Amend and to exercise their Amended Warrants.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. Engagement. Organovo hereby engages and appoints the Warrant Agent as, and the Warrant Agent hereby agrees to serve as, the exclusive Warrant Agent for Organovo in connection with the Offer to Amend. Warrant Agent shall, consistent with its obligations under the Securities Act, the Securities Exchange Act of 1934 (the “Exchange Act”), and the applicable rules and regulations of the SEC thereunder, the rules and regulations of Financial Industry Regulatory Authority, Inc., and the applicable state securities laws and regulations, use its reasonable commercial efforts to maximize the number of holders of Original Warrants who elect to participate in the Offer to Amend and exercise their Amended Warrants, including appropriate communications with the record owners and beneficial owners of the Original Warrants, as well as with said owners’ brokers, agents or other representatives. Pursuant to its engagement, the Warrant Agent may, on behalf of the Company, assist non-participating holders of Original Warrants who desire to transfer their Original Warrants (“Transferred Warrants”) to third parties.

2. Offering Materials. The Company shall cause copies of the Offering Materials relating to the Offer to Amend to be delivered to each Original Warrant holder, and the Warrant Agent shall have no responsibility in this regard. The Warrant Agent is not authorized to furnish to holders of Original Warrants any information other than that contained in the Offering Materials or in such other material as may be provided by Organovo to holders of the Original Warrants. The Warrant Agent will be supplied without charge with a reasonable number of Offering Materials. Given the short duration of the Offer to Amend, the Offering Materials shall include an expedited and abbreviated procedure for holders of Original Warrants who are unable to locate their agreements evidencing such Original Warrants (including, but not limited to, dispensing with any requirements for a separate Affidavit of Loss and indemnity/surety bond).

3. Offer to Amend Acceptance Procedures. The Offering Materials shall set forth the procedure for holders of Original Warrants to participate in the Offer to Amend and to exercise their Amended Warrants.

4. Compensation.

A. Fee. Subject to the valid participation in the Offer to Amend and the exercise of the Amended Warrants by a holder of an Original Warrant (including a transferee), the Warrant Agent is entitled to receive from Organovo a fee (the “Solicitation Fee”) equal to two percent (2%) of the cash Organovo receives for each exercise of an Amended Warrant.

B. Expenses. Whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, Organovo agrees to reimburse the Warrant Agent for any and all of its reasonable out-of-pocket expenses, including fees and disbursements of its counsel incurred by the Warrant Agent in connection with the Warrant Agent’s performance of this Agreement, including a $35,000 non-accountable expense allowance (the “Expense Payment”); provided, however, that once the aggregate expenses the Warrant Agent seeks reimbursement for pursuant to this Section 4.B exceeds $35,000, the Warrant Agent must: (i) provide invoices to Organovo for all expenses reimburseable pursuant to this Section 4.B prior to seeking reimbursement from Organovo and (ii) obtain Organovo’s prior approval for any individual expenses in excess of $2,500.

C. Timing of Payment. Within ten (10) days after the expiration date of the Amended Warrants, Organovo will deliver a notice to the Warrant Agent setting forth the number of Original Warrants which have been properly completed for exercise by holders of the Original Warrants and accepted by Organovo, together with payment of the Solicitation Fee and Expense Payment (provided any required invoices have been provided Organovo as set forth in Section 4.B above) and any documentation requested by the Warrant Agent.

5. Inspection of Records. During the period of the Offer to Amend and for thirty (30) days thereafter, the Warrant Agent may, at any time during business hours, examine the records of Organovo which relates to the Offer to Amend. Notwithstanding the foregoing, the Warrant Agent agrees not to use any confidential information concerning Organovo provided to the Warrant Agent by Organovo for any purposes other than those contemplated under this Agreement.

6. Post-Effective Amendment. As soon as practicable following the expiration of the Offer to Amend, Organovo shall (i) file a post-effective amendment (the “Post-Effective Amendment”) to the Registration Statement to register under the Securities Act the resale of the shares of Common Stock acquired upon the exercise of any Transferred Warrants and (ii) use commercially reasonable efforts to have the Post-Effective Amendment promptly declared effective by the SEC.

7. Termination. The term of this Agreement shall be for the longer of (i) six (6) months from and after the date first above written or (ii) the last to expire of the Amended Warrants; provided, however, Organovo may immediately terminate this Agreement if Adam Stern is no longer employed by the Warrant Agent or if Adam Stern is no longer the principal investment banker assigned to this engagement. Notwithstanding anything to the contrary contained herein, the obligations of Organovo to the Warrant Agent set forth in Sections 4 and 8 will survive any expiration or termination of this Agreement; provided, however, if this Agreement is terminated by

Organovo pursuant to this Section 7, Organovo shall only be required to pay the Expense Payment and that portion of the Solicitation Fee for any holders of Original Warrants who exercised their Amended Warrant prior to Organovo’s notice of termination to the Warrant Agent.

8. Indemnification. In connection with Organovo’s engagement of Warrant Agent, Organovo hereby agrees to indemnify and hold harmless Warrant Agent and its affiliates, and the respective directors, officers, shareholders, agents and employees of any of the foregoing, as well as each person who controls the Warrant Agent within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), (collectively a “Claim”), including costs of investigation or inquiry, which are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by Organovo, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with Organovo’s engagement of the Warrant Agent, or (B) otherwise relate to or arise out of Warrant Agent’s activities on Organovo’s behalf under Warrant Agent’s engagement hereunder, and Organovo shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. Organovo will not, however, be responsible for any Claim, which is finally judicially determined to have resulted from the gross negligence or willful misconduct of any person seeking indemnification for such Claim. Organovo further agrees that no Indemnified Person shall have any liability to Organovo for or in connection with Organovo’s engagement of Warrant Agent hereunder except for any Claim incurred by Organovo as a result of such Indemnified Person’s gross negligence or willful misconduct (and in no event shall any such liability exceed, in the aggregate for all Indemnified Persons, the amount of the Fee actually received by the Warrant Agent).

Organovo further agrees that it will not, without the prior written consent of Warrant Agent, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify Organovo in writing of such complaint or of such assertion or institution but failure to so notify Organovo shall not relieve Organovo from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by Organovo of substantial rights and defenses. If Organovo so elects or is requested by such Indemnified Person, Organovo will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and Organovo, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to Organovo, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and Organovo shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if Organovo fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by Organovo therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. In addition, with respect to any Claim in which Organovo assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.

Organovo agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason then (whether or not Warrant Agent is the Indemnified Person), Organovo and Warrant Agent shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to Organovo, on the one hand, and Warrant Agent on the other, in connection with Warrant Agent’s engagement referred to above, subject to the limitation that in no event shall the amount of Warrant Agent’s contribution to such Claim exceed the amount of fees actually received by Warrant Agent from Organovo pursuant to Warrant Agent’s engagement.

Organovo’s indemnity, reimbursement and contribution obligations under this Agreement (a) shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity and (b) shall be effective whether or not Organovo is at fault in any way.

9. Notices. Any notice or other communication required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given if sent by first-class mail, postage prepaid, addressed as follows, or by facsimile: if to Organovo, at 6275 Nancy Ridge Drive, San Diego, CA 92121, Attention: Keith Murphy, President, fax 858-550-9948, with copies to Jeff Thacker, DLA Piper LLP (US), fax 858-638-5128; if to the Warrant Agent, at 810 7th Avenue, 18th Floor, New York, NY 10019, Attention: Adam Stern, fax 212-813-1047, with copies to Kenneth S. Goodwin, Meister Seelig & Fein LLP, 2 Grand Central Tower, 140 East 45th Street, 19th Floor, New York, NY 10017, fax 646-539-3663.

10. Supplements and Amendments. Any term or provision of this Agreement may be waived at any time by the party which is entitled to the benefits thereof, but only in a writing signed by such party, and this Agreement may be amended or supplemented at any time, but only by written agreement of Organovo and the Warrant Agent. Any such waiver with respect to a failure to observe any such provision shall not operate as a waiver of any subsequent failure to observe such provision unless otherwise expressly provided in such waiver.

11. Assignments. This Agreement may not be assigned by any party without the express written approval of all other parties.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the laws pertaining to conflicts of laws) of the State of New York. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein. Any disputes which arise under this Agreement, even after the termination of this Agreement, will be heard only in the state or federal courts located in the County of New York, State of New York. The parties hereto expressly agree to submit themselves to the jurisdiction of the foregoing courts in the County of New York, State of New York. The parties hereto expressly waive any rights they may have to contest the jurisdiction, venue or authority of any court sitting in the County and State of New York. In the event of the bringing of any action, or suit by a party hereto against the other party hereto, arising out of or relating to this Agreement, the party in whose favor the final judgment or award shall be entered shall be entitled to have and recover from the other party the costs and expenses incurred in connection therewith, including its reasonable attorneys’ fees. Any rights to trial by jury with respect to any such action, proceeding or suit are hereby waived by Warrant Agent and Organovo.

13. Benefits of this Agreement. Nothing in this Agreement shall be construed to give any person or corporation other than Organovo and the Warrant Agent any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of Organovo and the Warrant Agent.

14. Descriptive Headings. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meanings or construction of any of the provisions hereof.

15. Enforceability. If any of the provisions of this Agreement are held to be void or unenforceable, all of the other provisions shall nonetheless continue in full force and effect.

16. Waiver. The waiver by any of the parties hereto of a breach or alleged breach of the terms of this Agreement by the other party shall not constitute a waiver of any other breach or alleged breach.

17. Entire Agreement. This Agreement supersedes all previous arrangements and agreements whether written or oral, and comprises the entire agreement, between Organovo and the Warrant Agent in respect of the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ORGANOVO HOLDINGS, INC.

/S/ KEITH MURPHY
Keith Murphy President and Chief Executive Officer

AGREED and ACCEPTED:

We agree and accept all the terms and conditions stated in the above Agreement.

Dated: November 16, 2012

AEGIS CAPITAL CORP. “Warrant Agent”

/S/ ADAM K. STERN
Adam K. Stern Head of Private Equity Banking